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November 18, 1997



CMAC Investment Corporation
1601 Market Street
Philadelphia, PA  19103

Re:      REGISTRATION STATEMENT ON FORM S-8 RELATING TO THE
         CMAC INVESTMENT CORPORATION 1997 EMPLOYEE STOCK PURCHASE PLAN

Ladies and Gentlemen:

We have acted as counsel to CMAC Investment Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 200,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), to be issued under the Company's 1997 Employee Stock Purchase Plan (the "Plan"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. In our examination we have assumed the genuineness of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

In our opinion, the shares of Common Stock issued or to be issued in accordance with the terms of the Plan are or will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable shares of Common Stock.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware.
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CMAC Investment Corporation
November 18, 1997
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We hereby consent to the use of this opinion as Exhibit 5 to the Registration
Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/  MORGAN, LEWIS & BOCKIUS LLP